Exhibit 99.1

Assembly Biosciences Announces Pricing of $175 Million in Equity Financings

August 8, 2025

SOUTH SAN FRANCISCO, Calif., Aug. 08, 2025 (GLOBE NEWSWIRE) — Assembly Biosciences, Inc. (“Assembly Bio”) (Nasdaq: ASMB), a biotechnology company developing innovative therapeutics targeting serious viral diseases, today announced the pricing of an underwritten, registered offering (the “offering”) of an aggregate of 5,591,840 shares of common stock and pre-funded warrants to purchase up to 1,040,820 shares of common stock, together with accompanying Class A and Class B warrants to purchase up to an aggregate of 6,632,660 shares of common stock at a combined price per share of common stock and accompanying Class A warrant and Class B warrant of $19.60 and a combined price per pre-funded warrant and accompanying Class A warrant and Class B warrant of $19.599. Each pre-funded warrant will have a nominal exercise price of $0.001 per share of common stock and will be immediately exercisable. Each accompanying Class A warrant will have an exercise price of $21.60 per share of common stock, will be immediately exercisable and will expire on the earlier of (i) five years from the date of issuance (August 11, 2030) and (ii) the date that is 30 days after the public announcement that Assembly Bio has completed enrollment (of at least 200 patients total) for its Phase 2 clinical study evaluating ABI-5366 vs. valacyclovir. Each accompanying Class B warrant will have an exercise price of $21.60 per share of common stock, will be exercisable on or after November 15, 2026 and will expire on December 31, 2026, provided that each Class B warrant will automatically terminate in full and be extinguished and shall no longer be exercisable in the event that Assembly Bio publicly announces prior to November 15, 2026 that it has received at least $75.0 million in the aggregate of non-dilutive capital in connection with a collaboration agreement.

The offering includes participation from new and existing investors, including Commodore Capital, Blackstone Multi-Asset Investing, Farallon Capital Management, L.L.C., Janus Henderson Investors, RA Capital Management, a large investment management firm, and other healthcare dedicated funds.

In addition to the offering, Assembly Bio announced that Gilead Sciences, Inc. (“Gilead”) will purchase 2,295,920 shares of common stock and accompanying Class A warrants and Class B warrants to purchase up to an aggregate of 2,295,920 shares of common stock in a private placement (the “private placement”) at a price per share, together with accompanying warrants, equal to the offering price described above. The sale of the securities in the private placement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).

The offering and the private placement are expected to close on August 11, 2025, subject to the satisfaction of customary closing conditions. The closing of the offering and the closing of the private placement are contingent upon one another.

Assembly Bio plans to use the net proceeds from the offering and the private placement for general corporate purposes.

Guggenheim Securities is acting as lead book-running manager for the offering. Mizuho is also acting as a book-running manager for the offering.

Registration statements relating to the securities being sold in the offering have been filed with the Securities and Exchange Commission (“SEC”) and are effective. A preliminary prospectus supplement and a final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the preliminary prospectus supplement and final prospectus supplement may be obtained by contacting Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; or Mizuho, c/o Mizuho Securities USA LLC, 1271 Avenue of the Americas, New York, New York 10020 or by email at US-ECM@mizuhogroup.com, Attention: Equity Capital Markets.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Assembly Biosciences

Assembly Biosciences is a biotechnology company dedicated to the development of innovative small-molecule therapeutics designed to change the path of serious viral diseases and improve the lives of patients worldwide. Led by an accomplished team of leaders in virologic drug development, Assembly Bio is committed to improving outcomes for patients struggling with the serious, chronic impacts of herpesvirus, hepatitis B virus (HBV) and hepatitis delta virus (HDV) infections.

Forward-Looking Statements

The information in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to materially differ. These forward-looking statements include statements about the proposed offering and the proposed private placement, including the expected timing and completion thereof and the use of proceeds therefrom. These risks and uncertainties include: Assembly Bio’s ability to maintain financial resources and secure additional funding necessary to continue its research activities, clinical studies, other business operations and continue as a going concern; Assembly Bio’s ability to realize the potential benefits of its collaboration with Gilead, including all financial aspects of the collaboration and equity investments; Assembly Bio’s ability to initiate and complete clinical studies involving its therapeutic product candidates, including studies contemplated by Assembly Bio’s collaboration with Gilead, in the currently anticipated timeframes or at all; safety and efficacy data from clinical or nonclinical studies may not warrant further development of Assembly Bio’s product candidates; clinical and nonclinical data may not differentiate Assembly Bio’s product candidates from other companies’ candidates; potential effects of changes in government regulation, including as a result of the change in U.S. administration in 2025; results of nonclinical studies may not be representative of disease behavior in a clinical setting and may not be predictive of the outcomes of clinical studies; and other risks identified from time to time in Assembly Bio’s reports filed with the SEC. You are urged to consider statements that include the words may, will, would, could, should, might, believes, hopes, estimates, projects, potential, expects, plans, anticipates, intends, continues, forecast, designed, goal or the negative of those words or other comparable words to be uncertain and forward-looking. Assembly Bio intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about Assembly Bio’s risks and uncertainties are more fully detailed under the heading “Risk Factors” in Assembly Bio’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Except as required by law, Assembly Bio assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investor and Corporate:

Shannon Ryan

SVP, Investor Relations, Corporate Affairs and Alliance Management

(415) 738-2992

investor_relations@assemblybio.com